EXHIBIT 12.1

                       RECKSON OPERATING PARTNERSHIP, L.P.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
            RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS
                           AND PREFERRED DISTRIBUTIONS


      The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges for the years ended December 31:

    2003           2002           2001           2000          1999
------------   ------------   ------------   ------------   ------------
    1.48x          1.75x          2.25x          2.24x         2.19x


      The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges, preferred dividends and preferred distributions for the years ended December 31:

    2003           2002           2001           2000          1999
------------   ------------   ------------   ------------   ------------
    1.20x          1.41x          1.78x          1.65x         1.55x


The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2003 have been restated to exclude income from discontinued operations and include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Operating Partnership on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.